Exhibit 99.1

RadioShack Reports Financial Results for First Quarter 2013
CEO Joseph C. Magnacca Says 100 Day Plan is On Track

FORT WORTH, TX, April 23, 2013 — RadioShack Corporation (NYSE: RSH) today reported results for the first quarter ended March 31, 2013, and Joseph C. Magnacca, chief executive officer, remarked on the initial priorities and initiatives underway.

Mr. Magnacca said, “In the few weeks that I have been with the company, I have distilled several key learnings that have led me to focus on an initial set of priorities to begin driving our turnaround:  building the right management team, reinvigorating the store experience, and jumpstarting our powerful brand.  While I inherited an experienced management team, there were a couple of important roles to fill. Last week, we announced the hiring of a new chief marketing officer and a new senior vice president of store concepts.”

Mr. Magnacca continued, “I have also studied the existing retail format and store experience and believe there is a significant opportunity to refresh and improve how we present the brand, how we deliver on our brand promise, and how our customer experiences shopping with us. I know we have some gaps and improvements that need to take place.  We are rolling out a new brand image, and you will start seeing changes in our branding and advertising soon.  For our physical stores, work is underway and will begin with remodeling strategic New York City locations with a new look and feel over the next few weeks. This work will also touch our online and mobile channels over time so our customers receive a compelling, continuous and seamless experience however and whenever they shop with us. So, we’re making good progress and the 100 day plan is on track.

“RadioShack has a uniquely strong franchise.  We have a powerful brand that has stood the test of time over nine decades and has a large, loyal customer following. We have strong relationships with leading vendors and a portfolio of trusted private brands that offer highly innovative technology products. We have a vast network of more than 4,300 company-operated stores and approximately 1,000 dealer outlets across the U.S. We have an established international presence in more than 25 countries, including 270 company-operated stores in Mexico. Most importantly, we have approximately 30,000 employees who are genuinely focused on delivering solutions for our customers.”

Mr. Magnacca concluded, “I believe in this brand. I am confident that we can renew its relevancy and expand the loyal customer base that chooses to shop with us every day. We are building a compelling long-term strategic vision and plan that plays to our strengths and is centered around the customer. We believe there is an opportunity to drive sales growth over time in each of our platforms: mobility, signature and consumer electronics. The pace of our initiatives will vary, but each of the initiatives will contribute to bringing RadioShack back to the forefront of our customers’ minds and to improving our financial performance and profitability.”

FIRST QUARTER SUMMARY

●
Total net sales and operating revenues were $849 million, compared to $913 million last year.  Comparable store sales were down 5.7%.  Our signature platform generated the fifth consecutive quarter of sales growth in our U.S. company-operated stores.

●	Gross profit was $337 million, compared with $370 million last year. Gross profit performance was negatively impacted by a decline in postpaid units sold versus last year.

●
Gross margin rate excluding our postpaid wireless business improved.  Gross margin rate in total was 40% of net sales, a decline of 80 basis points versus last year, and was negatively impacted by an increase in the mix of higher-priced smartphones that have an overall lower margin rate.

●
Selling, general and administrative (SG&A) expenses were $338 million, or 40% of net sales, compared with $345 million last year. The decrease of $7 million was driven primarily by one-time benefits this year.

●	Operating loss was $19 million, compared to operating income of $7 million last year.

●
Net loss was $43 million, or $0.43 per diluted share, compared to net loss of $8 million last year.  Net loss would have been $35 million, or $0.35 per diluted share, excluding the Target Mobile centers that contributed net loss of $8.5 million to the consolidated net loss.

●	RadioShack ceased operating the Target Mobile centers prior to March 31, 2013. Results for this segment have been classified as discontinued operations in the financial statements.

●
The company continues to have a strong balance sheet and total liquidity of $820 million at the end of the quarter. The company repurchased $70.5 million in principal value of the 2013 Convertible Notes during the first quarter.

CASH, LIQUIDITY AND CAPITAL SPENDING

The company ended the first quarter with total liquidity of $820 million, including cash and cash equivalents of $435 million and $385 million of available credit under the $450 million asset-based revolving credit facility that expires in January 2016.

During the quarter, the company repurchased $70.5 million in principal value of the 2013 Convertible Notes due August 1, 2013, for a total purchase price of $69.5 million.

The company’s total debt was $712 million at March 31, 2013.  The 2013 Convertible Notes, which had a par value of $375 million when issued, had a remaining aggregate principal amount of $216 million at March 31, 2013.  The balance of the company’s debt comes due between 2016 and 2019.

Capital spending totaled $5 million in the first quarter compared to $11 million last year.

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

CONFERENCE CALL

RadioShack will host a live webcast of its investor conference call at 9 a.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 11 a.m. EDT today and will remain available until midnight EDT on May 8, 2013. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 53173005.

For more information about performance, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 23, 2013.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and company performance.  These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2013 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the company’s financial condition; availability of products and services and other risks associated with the company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  Additional information regarding these and other factors is included in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2012.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 30,000 knowledgeable and helpful sales experts globally.  RadioShack’s retail network includes more than 4,300 company-operated stores in the United States, 270 company-operated stores in Mexico, and approximately 1,000 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2013	2012
Net sales and operating revenues	$849.0	$913.3
Cost of products sold	511.7	543.2
Gross profit	337.3	370.1

Operating expenses:
Selling, general and administrative	337.9	345.3
Depreciation and amortization	16.5	17.2
Impairment of long-lived assets	1.4	0.5
Total operating expenses	355.8	363.0

Operating (loss) income	(18.5)	7.1

Interest income	0.4	0.5
Interest expense	(15.0)	(13.1)
Other loss	(0.3)	--

Loss from continuing operations before income taxes	(33.4)	(5.5)
Income tax expense (benefit)	1.4	(0.8)

Loss from continuing operations	(34.8)	(4.7)
Discontinued operations, net of income taxes	(8.5)	(3.3)

Net loss	$(43.3)	$(8.0)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.35)	$(0.05)
Loss per share from discontinued operations	(0.08)	(0.03)
Net loss per share	$(0.43)	$(0.08)

Shares used in computing net loss per share:

Basic and diluted	100.4	99.8

Comprehensive loss	$(39.0)	$(2.4)

RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)

(In millions)	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$434.9	$535.7	$566.4
Accounts and notes receivable, net	278.6	452.5	236.6
Inventories	926.5	908.3	730.2
Other current assets	83.0	85.4	131.3
Total current assets	1,723.0	1,981.9	1,664.5

Property, plant and equipment, net	220.6	239.0	260.5
Goodwill, net	38.5	36.6	40.3
Other assets, net	43.1	41.6	52.7
Total assets	$2,025.2	$2,299.1	$2,018.0

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$212.8	$278.7	$--
Accounts payable	301.8	435.6	252.6
Accrued expenses and other current liabilities	229.7	263.9	237.7
Total current liabilities	744.3	978.2	490.3

Long-term debt, excluding current maturities	499.1	499.0	674.9
Other non-current liabilities	220.4	223.2	113.1
Total liabilities	1,463.8	1,700.4	1,278.3

Stockholders’ equity	561.4	598.7	739.7
Total liabilities and stockholders’ equity	$2,025.2	$2,299.1	$2,018.0

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
	March 31,
(In millions)	2013	2012
Cash flows from operating activities:
Net loss	$(43.3)	$(8.0)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	20.0	20.9
Amortization of discounts on long-term debt	3.4	4.3
Impairment of long-lived assets	1.4	0.5
Stock-based compensation	1.9	1.9
Other non-cash items	0.1	2.2
Changes in assets and liabilities:
Accounts and notes receivable	174.7	124.8
Inventories	(16.2)	16.8
Other current assets	3.0	13.4
Accounts payable	(89.5)	(75.5)
Accrued expenses and other	(38.6)	(52.8)
Net cash provided by operating activities	16.9	48.5

Cash flows from investing activities:
Additions to property, plant and equipment	(5.1)	(11.2)
Proceeds from sale of property, plant and equipment	6.2	--
Changes in restricted cash	--	(28.0)
Other investing activities	(2.9)	--
Net cash used in investing activities	(1.8)	(39.2)

Cash flows from financing activities:
Principal amount of long-term debt repayments	(70.5)	--
Payments of dividends	--	(12.4)
Changes in cash overdrafts	(45.4)	(22.2)
Net cash used in financing activities	(115.9)	(34.6)

Net decrease in cash and cash equivalents	(100.8)	(25.3)
Cash and cash equivalents, beginning of period	535.7	591.7
Cash and cash equivalents, end of period	$434.9	$566.4

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting (unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$770.1	$833.6
Other	78.9	79.7
	$849.0	$913.3

Operating (loss) income:
U.S. RadioShack company-operated stores	$61.2	$91.3
Other	8.3	8.4
	69.5	99.7

Unallocated	(88.0)	(92.6)
Operating (loss) income	(18.5)	7.1

Interest income	0.4	0.5
Interest expense	(15.0)	(13.1)
Other loss	(0.3)	--
Loss from continuing operations before income taxes	$(33.4)	$(5.5)